Exhibit 5.1

[Irell & Manella LLP Letterhead]

April 30, 2003

Board of Directors
Big 5 Sporting Goods Corporation
2525 East El Segundo Boulevard
El Segundo, California 90245

Ladies and Gentlemen:

     We have acted as counsel to Big 5 Sporting Goods Corporation, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission in connection with the registration of 3,645,000 shares of the Company’s common stock, par value $0.01 (“Common Stock”) issuable upon exercise of options granted pursuant to the Company’s 2002 Stock Incentive Plan. As such counsel, we have examined the 2002 Stock Incentive Plan and the sale and issuance of the Common Stock pursuant thereto and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     Based on these examinations, it is our opinion that such Common Stock, when sold and issued in the manner referred to in the Registration Statement and the 2002 Stock Incentive Plan, will be duly authorized, validly issued, fully paid, and non-assessable.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the law of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock. This opinion is furnished to you in connection with the above-described shares, is solely for your benefit, and may not be relied upon by, nor may copies be delivered to, any other person or entity without our prior written consent.

Very truly yours,

/s/ IRELL & MANELLA LLP

IRELL & MANELLA LLP